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                                  EXHIBIT 10.21
             Offer of Employment Agreement with Robert J. Hutchinson
                              dated April 18, 2001

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COMMERCIAL FEDERAL BANK LETTERHEAD

April 15, 2001



Robert J. Hutchinson
22066 Picadilly Circle
Novi, MI  48375-4794

Dear Bob:

It is my pleasure to extend to you this offer of employment as President, Chief Operating Officer, for Commercial Federal Bank, contingent on the successful completion of our due diligence process. This letter will present the terms of employment for your consideration:

         Salary: Your base salary will be $28,333.33 per month ($340,000
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         annualized). This is payable on a semi-monthly basis, with the first payment May 15, 2001. Your salary will be reviewed on an annual basis.

         Incentive Plan: You will be a participant in the Commercial Federal
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         Compensation Program, which will provide you the opportunity to realize an 80% bonus at target. For this fiscal year, you will be eligible to receive 75% of that bonus to reflect the three quarters you will be employed. This award is granted half in cash and half in restricted stock (20% of the restricted stock vests each year, over the period of five years). The specific award from this plan is based on corporate and individual performance. As Bill Fitzgerald indicated to you, the single corporate performance dimension for this fiscal year is the Core Earnings Per Share goal of $1.75. Bill will work with you to establish the key result areas upon which your individual performance will be based. The Board of Directors may also award discretionary stock options on an annual basis.

         Change of Control Agreement: You will receive a three-year (technically
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         35.88 months) Change of Control Agreement. In summary, in the event of a change of control, you will continue to receive your base salary and all bonuses (including short and long term incentive awards and stock options granted pursuant to the above) in effect at the time of the involuntary termination for a period of three years. You will also be eligible to continue health and life insurance coverage. If you obtain employment during this period, any compensation and benefits provided by the new employer will be offset against these payments and obligations. This agreement does not require annual renewal by the Board, and will remain in effect as long as you hold the position of President and Chief Operating Officer.

         Employment Agreement: If during the first eighteen months of your
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         employment, your employment is terminated for any reason other than cause, change of control, or by your own volition, you will continue to receive your base salary in effect at the time of separation, and all bonuses and benefits as noted above, for a period of eighteen months.

         Board Seat: You will be nominated for appointment to both the Board of
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         Commercial Federal Corporation and that of Commercial Federal Bank, requiring confirmation by the full Board of Directors.

         Sign-On Bonus: You will be granted 100,000 stock options, which be
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         priced and fully vested on the effective date of employment. You will also receive a sign-on cash bonus of $35,000.

         Life Insurance: You are eligible to receive $1,000,000 life insurance
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         coverage through our Group Plan. You will also receive Accidental Death and Dismemberment Insurance (AD&D) at the same amount of coverage.

         Retirement Savings Plan: You are eligible to participate in the
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         Commercial Federal 401(k) Plan, immediately, and in the Deferred
         Compensation Plan when it becomes necessary (at the time you reach the legal limit within the qualified plan or CFB needs to cease your contributions for discrimination-testing

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         purposes). The 8% match begins the month following completion of one year of service. Neither our qualified plan nor our Rabbi Trust Deferred Compensation Plan will allow us to make an exception to this rule without amendment. You are 100% vested in the match after five years of service. In the event of a Change of Control, the vesting is accelerated.

         Healthcare Insurance: We provide medical and dental coverage under a
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         self-funded group plan, administered by Blue Cross/Blue Shield.
         Coverage you elect under these plans will be effective the first day of employment, provided you enroll within the first thirty days of employment. Your daughter will be eligible until she is twenty-four years of age, provided she remains a full-time student.

         Long Term Disability: Our LTD Plan will provide $15,000 per month in
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         the event of a qualifying disability. As we discussed, our Plan is based on your "own occupation", and as with most such plans, has a Social Security offset. This coverage goes into effect on the first of the month following employment.

         Relocation: A comprehensive relocation package is offered to you,
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         including the use of a third-party relocation company to purchase your home, and provisions for packing and moving your household goods. If necessary, we will provide temporary housing for up to ninety days.

         Paid Tine Off: Commercial Federal uses a Paid Time Off (PTO) program to
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         provide for vacation, short-term sickness, and other personal time off.
         Upon employment, you will be granted a balance of five days, and you will begin to accrue an additional nineteen days of PTO for the first year. This will allow you to take a minimum of four weeks of vacation each year.

         Start Date:  The effective date of your employment will be May 1, 2001.
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I believe this addresses all of the items we discussed and questions you had. If you need more detail in writing about any of these matters, or the information above does not adequately reflect your understanding of our agreement, please advise me. After full consideration of the offer, please sign and return a copy of this letter to confirm acceptance. I have also enclosed an employment application with the Consumer Report Disclosure form attached. We will need you to return these in order for us to complete the due diligence process.

Bob, we are truly excited about your decision to join our executive team, and Senior Management looks forward to your arrival in Omaha and the opportunity to work with you. If there is anything we can do to assist you in the relocation of your family, or the transition once you are here, please let me know.

Sincerely,


/s/ Pamela J. Acuff
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Pamela J. Acuff
Senior Vice President
Director of Human Resources

C.    W. A. Fitzgerald

Enclosures




/s/ Robert J. Hutchinson                       April 18, 2001
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Robert J. Hutchinson                           Date